Exhibit 99.1
Xos Achieves Largest Quarter with Profitable Deliveries to National Fleet Customers

Xos has delivered 105 units in the third quarter to multiple global fleets and parcel delivery operators.

LOS ANGELES — October 18, 2023 — Xos, Inc. (NASDAQ: XOS) is pleased to announce that it has delivered 105 units to end customers in the third quarter of 2023. The period marks the highest quarterly delivery volumes to date for the company and the company’s first quarter delivering positive gross margin units to customers. Vehicles delivered in the third quarter include the first 2023 Xos SV Stepvans delivered to customers. The new Xos 2023 stepvan is designed to meet or exceed margin performance of legacy diesel trucks on a host of performance metrics. This makes Xos among the first gross margin positive commercial EV manufacturers in the entire commercial EV industry and propels Xos towards its stated objective of positive free cash flows.

For the third quarter of 2023, Xos' preliminary estimate of GAAP gross margin is between 8% to 15%. This result was driven by unit gross margins of the new 2023 Xos SV Stepvan that range from approximately +10% to 20% per unit, depending on configuration. Three pillars underscore this milestone achievement:

1.Proprietary software technology;
2.Long-term supply agreements with one of the largest global Tier 1 battery cell and electronics suppliers; and
3.Robust design, engineering, and testing processes that reduce manufacturing costs.

Proprietary technology enables Xos vehicles to deliver top performance to customers from a more cost efficient battery system. Xos’ 140kWh Stepvan fulfills the needs of most last-mile delivery routes at a competitive purchase price. Xos’ long-range 280kWh stepvan option doubles the usable range for fleets with longer routes or heavier payloads.

Recent long-term agreements with battery suppliers and other vendors governing the cost and warranty of critical components enable Xos to achieve significant savings per truck compared to previous Xos stepvan models.

Lastly, Xos’ robust design, engineering, and testing processes contribute to lower manufacturing costs by reducing required labor input and reduced service costs through improved vehicle quality.

The first profitable Xos vehicles compete directly with diesel last-mile delivery vehicles on total cost of ownership—a principal factor fleet customers incorporate in purchase decisions. When combined with available subsidies the cost advantages become even more significant. Compared to similarly equipped last-mile ICE delivery vehicles, the new 2023 Xos Stepvan offers an estimated 30-40% savings in those markets.

“We are proud of achieving a positive GAAP gross margin in the quarter due to the efforts of various teams, including engineering, supply chain, and others. We expect margins will continue to improve and be sustained as the tailwinds and demand for medium-duty EVs grow,” said Liana Pogosyan, acting Chief Financial Officer for Xos.

About Xos, Inc.
Xos is a leading technology company, fleet services provider, and original equipment manufacturer of Class 5 through Class 8 battery-electric vehicles. Xos vehicles and fleet management software are purpose-built for medium- and heavy-duty commercial vehicles that travel on last-mile, back-to-base routes of up to 270 miles or less per day. The company leverages its proprietary technologies to provide commercial fleets with battery-electric vehicles that are easier to maintain and more cost-efficient on a total cost of ownership (TCO) basis than their internal combustion engine counterparts. For more information, visit www.xostrucks.com.

Xos Contacts
Xos Investor Relations
investors@xostrucks.com

Xos Media Relations
press@xostrucks.com

Cautionary Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding expectations and timing related to margins and free cash flows; demand for electric vehicles; manufacturing and service costs; and vendor agreements. These forward-looking statements may be identified by the words “believe,” “plan,” “project,” “potential,” “seem,” “seek,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “target,” “opportunity,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) Xos’ ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities, (ii) Xos’ limited operating history, (iii) cost increases and delays in production due to supply chain shortages in the components needed for the production of Xos’ vehicle chassis and battery system, (iv) Xos’ ability to meet production milestones and fulfill backlog orders, (v) changes in the industries in which Xos operates, (vi) variations in operating performance across competitors, (vii) changes in laws and regulations affecting Xos’ business, (viii) Xos’ ability to implement its business plan or meet or exceed its financial projections, (ix) Xos’ ability to retain key personnel and hire additional personnel, particularly in light of current and potential labor shortages, (x) the risk of downturns and a changing regulatory landscape in the highly competitive electric vehicle industry, (xi) Xos’ ability to service its indebtedness, (xii) macroeconomic and political conditions, and (xiii) the outcome of any legal proceedings that may be instituted against Xos. All forward-looking statements included in this press release are expressly qualified in their entirety by, and you should carefully consider, the foregoing factors and the other risks and uncertainties described under the heading “Risk Factors” included in Xos’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2023 and Xos’ other filings with the SEC copies of which may be obtained by visiting Xos’ Investors Relations website at https://investors.xostrucks.com/ or the SEC's website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Xos assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Xos does not give any assurance that it will achieve its expectations.